EXHIBIT 99.1

For Immediate Release

Contact:
(Company)                                          (Corporate Communications)
Barbara Duncan                                     Kathleen Eppolito
Chief Financial Officer                            Scientia Communications, Inc.
DOV Pharmaceutical, Inc.                           (718) 281-1809
(201) 968-0980

        DOV Initiates Phase III Trial for Its Novel Analgesic Bicifadine

Hackensack, NJ, September 24, 2004. DOV Pharmaceutical, Inc. (Nasdaq: DOVP) announced today that it has initiated a pivotal, Phase III, U.S. clinical trial of bicifadine, its novel analgesic, in approximately 480 patients with moderate to severe acute pain following bunionectomy surgery.

The clinical trial is a randomized, double-blind, placebo-controlled, outpatient, multi-center study that assesses the efficacy and safety of three dose levels of bicifadine for a five-day period incorporating tramadol as an active control. The primary efficacy endpoint is the Summed Pain Relief and Intensity Difference (SPRID) score, a widely recognized measurement of analgesia. Secondary endpoints include time-to-use of rescue medication, clinical global evaluations and other measures. In March 2004, DOV and the FDA reached agreement on a plan for the balance of the Phase III bicifadine program necessary to submit an NDA for both acute pain and chronic lower back pain. This clinical trial is expected to serve as one of the four pivotal studies required to support the NDA filing for the management of acute pain.

Dr. Warren Stern, DOV's Senior Vice President of Drug Development, stated, "With the initiation of this trial, our first pivotal Phase III study following the end of our Phase II meeting with the FDA, we begin an important new chapter in the life of the company. This study is the beginning of our large-scale, Phase III bicifadine program for the management of acute pain and chronic lower back pain. Two prior clinical trials with bicifadine demonstrated that it is an effective analgesic in a dental pain model with efficacy superior to placebo and comparable to, or better than, codeine and tramadol. We expect this new Phase III clinical trial to build upon the acute pain model efficacy database. We are selecting two additional acute pain models required to support an acute pain NDA application and plan to initiate those clinical trials in the first half of 2005. In addition, we plan to initiate, in the first quarter of 2005, the long-term safety clinical trials necessary to support both the acute pain and the chronic lower back pain NDA applications."

About Bicifadine

Bicifadine is a chemically distinct molecule with a unique profile of pharmacological activity. It is not a narcotic and, in preclinical studies, has been shown not to act at any opiate receptor. In animal models, bicifadine does not demonstrate abuse, addiction or dependence potential.
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Drugs for the treatment of pain, or analgesics, have historically been placed into one of two general categories:

      o     narcotics, e.g., morphine, codeine, Demerol and Percodan; and

      o non-narcotic prostaglandin inhibitors, e.g., aspirin, acetaminophen, ibuprofen and COX-2 inhibitors.

While drugs in both of these categories are regularly used in the treatment of pain, their use has been limited because of various side effect profiles. In addition, administering these drugs for extended durations has been problematic. Although prostaglandin inhibitors have been used for the treatment of pain, particularly pain associated with inflammation, their efficacy is often limited to milder types of pain and they may display undesirable side effects relating to the gastrointestinal tract and the liver. Narcotics are also used to treat pain, but tolerance develops rapidly and higher doses eventually lead to physical dependence and additional side effects, including constipation and respiratory depression. Therefore, we believe patients with moderate to severe pain will benefit from the use of bicifadine. Based on clinical data to date patients are expected to experience pain relief comparable to that associated with a narcotic without the side effects normally associated with this class of drugs. According to IMS, a market research organization, U. S. sales in 2002 of narcotic and non-narcoctic analgesics exceeded $5.7 billion.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition, development and commercialization of novel drug candidates for central nervous system and other disorders, including cardiovascular that involve alterations in neuronal processing. We have six product candidates undergoing clinical development that address therapeutic indications with significant unmet needs.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act, each as amended, including statements regarding our expectations with respect to the progress of and level of expenses for our clinical trial programs. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:
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      o     demonstrate the safety and efficacy of product candidates at each stage of development;

      o meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;

      o meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;

      o meet obligations and required milestones under our license and other agreements;

      o     obtain collaborations as required with pharmaceutical partners;

      o     obtain substantial additional funds;

      o     obtain and maintain all necessary patents or licenses; and

      o produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

Factors that may cause our actual results to differ materially from our forward-looking statements include (i) one or more of our product candidates could be shown to cause harmful side effects, (ii) one or more of our product candidates may not exhibit the expected therapeutic results, (iii) we or the FDA may suspend one or more of our clinical trials, (iv) patient recruitment may be slower than expected or patients may drop out of our clinical trials, (v) we may not receive regulatory approval for our product candidates or approval may be delayed, and (vi) our success depends on the performance of our licensees and collaborative partners who among other things may not fulfill their obligations to us. You should also refer to the risks discussed in our other filings with the Securities and Exchange Commission including those contained in our annual report on Form 10-K filed on March 15, 2004. We qualify all our forward-looking statements by these cautionary statements. There may be other factors that may materially affect our forward-looking statements and our future results. Readers should not, therefore, place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.